Exhibit 99.1

Progenics Pharmaceuticals Announces Presentation at ENDO 2015

TARRYTOWN, N.Y., March 2, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) announced today that long-term follow-up data from its ongoing pivotal Phase 2 Study of AzedraTM in patients with pheochromocytoma and paraganglioma will be presented at the Endocrine Society's 97th Annual Meeting, taking place from March 5-8, 2015 in San Diego, California.

The details of the oral presentation are included below:

Date and Time: March 7th at 12:45 p.m.
Title: Long Term Follow-up of a Pivotal Phase 2 Study of Ultratrace® Iobenguane I-131 (Azedra) in Patients with Malignant Relapsed/Refractory Pheochromocytoma/Paraganglioma
Session: OR24 - Adrenal Tumors: Clinical Implications of the Recent Molecular and Genetic Findings Bench to Bedside
Location: Room 6B (San Diego Convention Center)

About Azedra

Azedra is a radio-therapeutic with FDA Fast Track status currently being studied in a phase 2 registrational trial under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint. In addition to potentially treating pheochromocytoma and paraganglioma, Azedra may also have utility in treating neuroblastoma and other neuroendocrine diseases.

About Pheochromocytoma and Paragangliomas

Pheochromocytomas and paragangliomas are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Malignant and recurrent pheochromocytomas and paragangliomas may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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(PGNX-F)

Contact:	Melissa Downs
Investor Relations
(914) 789-2801
mdowns@progenics.com